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                                                                  EXHIBIT (H)(7)

                          EXPENSE LIMITATION AGREEMENT

                                 CITIZENS FUNDS

     EXPENSE LIMITATION AGREEMENT, effective as of May 30, 2007, by and between Citizens Advisers, Inc. (the "Manager") and Citizens Funds (the "Trust"), on behalf of each its series listed on Schedule A hereto (each, a "Fund" and collectively, the "Funds").

     WHEREAS, the Trust is a Massachusetts business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company; and

     WHEREAS, the Trust and Manager have entered into a Management Agreement dated June 1, 1992, amended and restated as of May 16, 2005 ("Management Agreement"), pursuant to which the Manager provides investment management services to the Funds for compensation based on the value of the average net assets of each Fund; and

     NOW THEREFORE, the parties hereto agree as follows:

1.   Expense Limitation.

          Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by a class of a Fund listed in Schedule A in any fiscal year, including but not limited to investment management fees payable to the Manager, but excluding interest, taxes, brokerage commissions, other investment-related costs, extraordinary expenses such as litigation and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Manager.

          Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of a Fund listed in Schedule A shall be the amount specified in Schedule A hereto based on a percentage of the average daily net assets of such class.

2.   Recoupment of Fee Waivers and Expense Reimbursements.

     If the annualized Fund Operating Expenses of a class of a Fund listed in Schedule A are less than the Operating Expense Limit on any day during which the Management Agreement is in effect, the Manager shall be entitled to recoup from the Fund any expense reimbursements and other payments remitted by the Manager to such class pursuant to Section 1 hereof (for such class, the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized Fund Operating Expenses plus the amount so recouped equals, for such day, the Operating Expense Limit provided in Schedule A, provided that such amount paid to the Manager

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from such class will in no event exceed the total Recoupment Amount and the
Recoupment Amount will not include any amounts previously recouped. Payment of such Recoupment Amount may be made twice monthly but in no event less frequently than semi-annually.

3.   Term and Termination of Agreement.

     This Agreement shall begin on July 1, 2007 and shall continue in effect with respect to each class of a Fund listed in Schedule A until June 30, 2008 or such later date to which the parties agree in writing. Termination shall not affect the Manager's rights under Section 2 unless the parties otherwise agree in writing. In addition, this Agreement shall terminate with respect to each class of a Fund listed in Schedule A upon termination of the Management Agreement for that Fund. If this Agreement is in effect with respect to any class of a Fund for less than a full fiscal year, the Fund Operating Expenses and the Operating Expense Limit for such class shall be calculated with respect to the portion of the applicable fiscal year during which this Agreement is in effect.

4.   Miscellaneous.

     4.1 Interpretation. Nothing herein contained shall be deemed to require a Fund or the Trust to take any action contrary to the Trust's Amended and Restated Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

     4.2 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee and the computations of net asset values, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

     4.3 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

CITIZENS FUNDS                          CITIZENS ADVISERS, INC.
On behalf of each of
its series listed on Schedule A


By: /s/ Sophia Collier                  By: /s/ Marcia S. Kovalik
    ---------------------------------       ------------------------------------
    Sophia Collier                          Marcia S. Kovalik
Title: President                        Title: Senior Vice President

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                                   SCHEDULE A

                                                   Per Annum
              Fund and Class                Operating Expense Limit
              --------------                -----------------------
Citizens Value Fund, Standard shares                 1.29%
Citizens Value Fund, Institutional shares            0.90%